Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement File No. 333-217200

Pricing Term Sheet

Dated July 10, 2018

Bank of Montreal

US$2,250,000,000

Senior Medium-Term Notes, Series D

consisting of

US$1,000,000,000 3.100% Senior Notes due 2020

US$1,250,000,000 Floating Rate Notes due 2020

US$1,000,000,000 3.100% Senior Notes due 2020 (the “Fixed Rate Notes”)

Issuer:	Bank of Montreal (the “Bank”)

Aggregate Principal Amount Offered:	US$1,000,000,000

Maturity Date:	July 13, 2020

Price to Public:	99.881%, plus accrued interest, if any, from July 13, 2018.

Underwriting Commission:	0.200% per Fixed Rate Note.

Net Proceeds to the Bank after Underwriting Commission and Before Expenses:	US$996,810,000

Coupon:	3.100%

Interest Payment Dates:	January 13 and July 13 of each year, beginning on January 13, 2019. Interest will accrue from July 13, 2018.

Regular Record Dates:	December 29 and June 28

Benchmark Treasury:	2.500% due June 30, 2020

Benchmark Treasury Yield:	2.582%

Spread to Benchmark Treasury:	T + 58 basis points

Re-offer Yield:	3.162%

Trade Date:	July 10, 2018

Settlement Date:	July 13, 2018; T+3

Redemption Provisions:	The Fixed Rate Notes may be redeemed upon the occurrence of certain events pertaining to Canadian taxation.

CUSIP:	06367T7H7

Denominations:	US$2,000 and multiples of US$1,000 in excess thereof.

Joint Book-Running Managers:	BMO Capital Markets Corp. Merrill Lynch, Pierce, Fenner & Smith Incorporated Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC UBS Securities LLC

Co-Managers:

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

Desjardins Securities Inc.

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

US$1,250,000,000 Floating Rate Notes due 2020 (the “Floating Rate Notes”)

Issuer:	Bank of Montreal (the “Bank”)

Aggregate Principal Amount Offered:	US$1,250,000,000

Maturity Date:	July 13, 2020

Price to Public:	100.000%, plus accrued interest, if any, from July 13, 2018.

Underwriting Commission:	0.200% per Floating Rate Note.

Net Proceeds to the Bank after Underwriting Commission and Before Expenses:	US$1,247,500,000

Coupon:	For each Interest Period, the then-applicable Three-Month LIBOR rate for U.S. dollars, determined on the Interest Determination Date for that Interest Period, plus 0.340% (34 basis points). In no event will the interest on the Floating Rate Notes be less than zero.

Interest Payment Dates:	January 13, April 13, July 13 and October 13 of each year, beginning on October 13, 2018 (each, a “Floating Rate Interest Payment Date”). Interest will accrue from July 13, 2018.

Regular Record Dates:	December 29, March 29, June 28 and September 28.

Interest Determination Dates:	The second London Business Day immediately preceding the applicable interest reset date (as provided for below). The Interest Determination Date for the initial Interest Period will be the second London Business Day immediately preceding the Settlement Date.

Interest Reset Date:	Each Floating Rate Interest Payment Date.

Interest Period:	The period commencing on any Floating Rate Interest Payment Date (or, with respect to the initial Interest Period only, commencing on July 13, 2018) to, but excluding, the next succeeding Floating Rate Interest Payment Date, and in the case of the last such period, from and including the Floating Rate Interest Payment Date immediately preceding the Maturity Date to but not including such Maturity Date.

London Business Day:	Any day on which dealings in U.S. dollars are transacted in the London interbank market.

Three-Month LIBOR:	For any Interest Determination Date, the offered rate for deposits in the London interbank market in U.S. dollars having an index maturity of three months, as of approximately 11:00 a.m., London time, on such Interest Determination Date. LIBOR will be determined by the offered rate appearing on the Reuters screen LIBOR01 page or any replacement page or pages on which London interbank rates of major banks for U.S. dollars are displayed (such determination to be made as set forth in the prospectus supplement accompanying the pricing supplement).

Day Count:	Actual/360.

Day Count Convention:	If any Floating Rate Interest Payment Date falls on a day that is not a business day for the Floating Rate Notes, the Bank will postpone the making of such interest payment to the next succeeding business day (and interest thereon will continue to accrue to but excluding such succeeding business day) unless the next succeeding business day is in the next succeeding calendar month, in which case such Floating Rate Interest Payment Date shall be the immediately preceding business day and interest shall accrue to but excluding such preceding business day. If the Maturity Date or a redemption date for the Floating Rate Notes would fall on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, but no additional interest shall accrue and be paid unless the Bank fails to make payment on such next succeeding business day.

Calculation Agent:	BMO Capital Markets Corp. For each Interest Period, the Calculation Agent will calculate the amount of accrued interest by multiplying the principal amount of the Floating Rate Note by an accrued interest factor for the Interest Period. This factor will equal the sum of the interest factors calculated for each day during the Interest Period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate, also expressed as a decimal, applicable to that day by 360.

Redemption Provisions:	The Floating Rate Notes may be redeemed upon the occurrence of certain events pertaining to Canadian taxation.

Trade Date:	July 10, 2018

Settlement Date:	July 13, 2018; T+3

CUSIP:	06367T7J3

Denominations:	US$2,000 and multiples of US$1,000 in excess thereof.

Joint Book-Running Managers:	BMO Capital Markets Corp. Merrill Lynch, Pierce, Fenner & Smith Incorporated Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC UBS Securities LLC

Co-Managers:

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

Desjardins Securities Inc.

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Fixed Rate Notes or Floating Rate Notes (collectively, the “Notes”) more than two business days prior to the settlement date will be required, by virtue of the fact that the Notes initially will settle in three business days (T+3), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Because Desjardins Securities Inc. is not registered with the U.S. Securities and Exchange Commission (the “SEC”) as a U.S. registered broker-dealer, it will effect offers and sales of the Notes solely outside of the United States or within the United States to the extent permitted by Rules 15a-6 under the Exchange Act through one or more U.S. registered broker-dealers and as permitted by the rules and regulations of the Financial Industry Regulatory Authority, Inc.

The Bank has filed a registration statement (File No. 333-217200) (including a pricing supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the documents incorporated therein by reference that the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any underwriter or any dealer participating in the offering will arrange to send you the pricing supplement, the prospectus supplement and the prospectus if you request them by calling BMO Capital Markets Corp. toll-free at 1-866-864-7760, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or UBS Securities LLC toll-free at 1-888-827-7275.